Press Release    Source: MSSI-TeleScience International Inc.


MSSI-TeleScience Announces Contract Award
Wednesday October 22, 10:30 am ET

Company Named as Participant in $1 Billion Homeland Security Contract


TYSONS CORNER, Va., Oct. 22 /PRNewswire-FirstCall/ -- TeleScience International, Inc. a wholly-owned subsidiary of Medical Staffing Solutions, Inc. (OTC Bulletin Board: MSSI -
News) announced today that its Homeland Security Division has been named as one of approximately ten awardees in an IDIQ (Indefinite Delivery Indefinite Quantity) contract award issued by the State of Pennsylvania for the provision of Personal Protection Equipment. The $1 billion dollar contract is valid through March 31, 2004 and may be renewed for four additional one-year terms. TeleScience will compete for task orders with the other vendors named in the contract.

TeleScience International is a provider of medical personnel to state and federal government agencies, primarily hospital and medical facilities. The Company also operates a Homeland Security division that provides emergency equipment, decontamination products, vehicles and supplies to state and local governments. Additionally, the Company's technology services division provides systems integration and technology services to the federal government.

According to Dr. B.B. Sahay, President and CEO of
TeleScience International, "We are very pleased to be part of such a prestigious contract award. Our Homeland Security division has been developing such contacts within the various state and local governments for quite a while. Now we are beginning to reap the rewards of these efforts."

Founded in 1987, TeleScience International has grown every year since its inception and reported unaudited revenues of approximately $6 million for the first eight months of its current fiscal year. The Company has over 200 employees operating in 24 states and has long-term federal and state medical staffing contracts in place including a $21 million contract with the US Air Force and a $130 million contract with the State of California. The Company successfully completed a technology services project under a contract with the Architect of the Capitol (AOC), which is in charge of the Congressional buildings, the Library of Congress and US Supreme Court, to name a few. The Company is currently re-bidding this contract and expects a new award during this fiscal quarter.

TeleScience International plans to eventually change the name and ticker symbol of the parent company to something more in line with its trade name. For information on TeleScience International, Inc. visit their website at www.mssi-intl.com. Shareholders are requested to log onto the shareholder registration form on the Company website in order to be placed on the mailing list for future information. The Company is headquartered at 8150 Leesburg
Pike, Suite 1200, Vienna VA 22182.


Legal Notice Regarding Forward-Looking Statements: "Forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995 may be included in this news release. These statements relate to future events or our future financial performance. These statements are only predictions and may differ materially from actual future results or events. TeleScience disclaims any intention or obligation to revise any forward- looking statements whether as a result of new information, future developments or otherwise. There are important risk factors that could cause actual results to differ from those contained in forward-looking statements, including, but not limited to risks associated with changes in general economic and business conditions (including in the information technology and financial information industry), actions of our competitors, the extent to which we are able to develop new services and markets for our services, the time and expense involved in such development activities, the level of demand and market acceptance of our services, changes in our business strategies.



Source: MSSI-TeleScience International Inc.